[THE WILLIAMS COMPANIES, INC. LETTERHEAD]


                          For release:  Jan. 18, 1995

         For more Information contact:  Jim Gipson (918) 588-2111 (Media)
                                        Linda Lawson (918) 588-2087
                                        (Investors)

                   Williams announces completion of the tender offer for

         Transco Energy

                   TULSA -- The Companies, Inc. announced today that

         based on a preliminary count, 35.5 million shares, or approx-

         imately 86.7 percent, of Transco Energy Company's common stock were tendered to Williams for purchase.  Williams has accepted

         24.6 million shares for payment.

                   "We are excited to have passed this significant

         milestone," said Keith E. Bailey, chairman, president and chief executive officer of Williams.  "We are convinced the magnitude of opportunity available to the combined companies is even greater than we believed when we began this process, and we will turn our attention to a timely completion of the merger."

                   Williams' tender offer, which began December 16 and

         expired at midnight Tuesday, was to acquire up to 24.6 million shares of Transco common stock for $17.50 per share.  A final proration factor will not be determined for about one week.

         Based on a preliminary count, Williams expects to purchase approximately 69.296 percent of the number of shares accom-

         panying each valid tender.







                   The final proration factor will be announced by

         Williams when it is determined, and the tendered shares will be purchased at that time.

                   Williams has been advised by Transco that, as con-

         templated by their merger agreement, Transco has redeemed the common stock purchase rights for 5 cents per right.  Also as contemplated by the merger agreement, the redemption amount related to Transco shares purchased in the tender offer will be retained by Williams, and the redemption amount with respect to the remaining shares will be paid to the holders of record on the close of business Tuesday, Jan. 17.

                   The tender offer will be followed by a stock merger

         in which shares of Transco common stock not purchased will be exchanged for 0.625 shares of Williams common stock.

                   Transco will schedule a stockholders' meeting in late

         March or early April to put the merger to a vote.  Because it owns the majority of Transco shares, Williams will control the outcome of the vote.  A few days after the stockholders'

         meeting, a merger certificate will be filed, officially making

         Transco a wholly owned subsidiary of Williams.

                   Williams, listed on the NYSE under the symbol WMB,

         owns and operates three interstate pipeline systems, major natural gas gathering and processing facilities, a telecom-

         munications company that specializes in serving businesses and





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         broadcasters, and other companies that provide a variety of services to the energy industry.

















































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